Exhibit 10.1
December 5, 2022

Re Executive Transition Agreement

Dear Mr. Dua,

Angi Inc. (the “Company”) and you have voluntarily agreed to enter into this Agreement, which sets forth the complete understanding regarding the cessation of your service as Chief Revenue Officer, Services, pursuant to the employment agreement between you and the Company dated February 24, 2021 (the “Employment Agreement”), your agreement to provide transition services, and related commitments and obligations arising out of the termination of the employment relationship between you and the Company. The Company accepts your decision to no longer serve as the Company’s Chief Revenue Officer, Services as of December 5, 2022 (the “Effective Date”) and further agrees that from and after such date, you will serve in the role of Senior Advisor through March 31, 2023 (the “Separation Date”). In consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, you and the Company (each, a “party” and together, the “parties”) hereby agree to this Transition Agreement (the “Agreement”) as follows:

1.The Parties desire that your duties as Chief Revenue Officer, Services be transitioned in an orderly fashion to others, at the direction of the Company’s Chief Executive Officer. From and after the Effective Date through the Separation Date, you shall: (i) perform Senior Advisory services in a manner consistent with your prior executive level duties and otherwise consistent with your experience, subject to compliance with applicable law and your fiduciary duties, and as the Company may reasonably request of you and (ii) devote your reasonable best efforts to the performance of duties for the Company in your capacity as Senior Advisor. During the Term, you may work remotely from the location of your choice. As part of your continuing duties from and after the Effective Date through the Separation Date, you agree to (among other duties):

(a)successfully transition your leadership responsibilities for Angi Services to a successor to identified by the Company’s Chief Executive Officer;
(b)continue to provide guidance and support to the Angi Roofing business;

(c)under the direction of the Company’s Chief Executive Officer, smoothly transition your business relationships and contacts to relevant Company employees identified by the Chief Executive Officer; and
(d)attend Company executive leadership meetings upon request by the Chief Executive Officer, and to keep any and all such information obtained at such meetings confidential.
2.During the Term (as defined in paragraph 3 below), you shall continue to be compensated at your current base salary level ($400,000 per annum) and you will continue to be entitled to participate, subject to and in accordance with applicable eligibility requirements, in employee benefit plans of Company and/or its affiliates applicable to Company’s employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. The vesting of (i) 209,643 shares from your February 27, 2021 restricted stock unit award and (ii) 369,275 shares from your September 1, 2021 restricted stock unit award shall continue during the Term in accordance with their terms (collectively, the “Continued Vesting Awards”). You shall be entitled to receive a  discretionary annual bonus for calendar year 2022 in an amount equal to at least 50% of your current base salary, with the exact amount to be determined by the Compensation Committee in its sole discretion, based on the factors it deems relevant and are utilized to determine the Angi senior leadership team members’ bonus amounts, which may include, among other factors, the Company’s performance against various criteria (including its competition, its prior year results, achievement of established initiatives, etc.) and your contribution and performance. The bonus shall be paid in a single lump sum, with such payment to be made in the calendar year 2023, but in no event later than March 15, 2023. You will not be eligible for an annual bonus with respect to the Company’s 2023 fiscal year or any additional equity awards.

3.The Company agrees to continue to employ you, and you agree to remain an employee of the Company, from the Effective Date through the Separation Date (or such earlier time contemplated by Section 6 below) or as may otherwise be agreed by you and the Company (the “Term”).

4.Following the Separation Date and unless otherwise provided in Section 6 of this Agreement, (i) the Company shall continue to pay you your base salary (less applicable tax withholdings) in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) until December 31, 2023; and (ii) the vesting of 472,143 shares from your March 1, 2022 Company restricted stock unit award shall be accelerated (collectively the “Separation Benefits”); provided, however, that your receipt of the Separation Benefits, are subject to your compliance with all the terms of this Agreement (including, without limitation, the release requirements described in Section 7 below) and are in lieu of, not in addition to, severance benefits under any other Company arrangement.

5.You shall be eligible to elect continuation coverage under the Company’s group health plan for a period of up to twelve (12) months from the Separation Date for you and your eligible dependents at the same coverage level as in effect for you and your eligible dependents immediately prior to the Separation Date. In addition to the Separation Benefits set forth in paragraph 4 above, should you elect to enroll in such continuation coverage, the full cost of your COBRA coverage for you and your eligible dependents shall be paid by the Company on a monthly basis for the lesser of nine months or until you become eligible for coverage under another employer’s medical plan.

6.During the Term, your employment may be terminated by the Company for Cause (as defined in the Employment Agreement and which term shall include, for the avoidance of doubt, any material breach of this Agreement, subject to the 15-day cure period in such definition). In the event of a valid termination of your employment for Cause, your sole entitlement will be the payment of your base salary and any valid claims under the Company’s group health plan through your date of termination. Similarly, if you resign from employment with Company for any reason (other than Good Reason as defined below in this Paragraph 6), or your employment under this Agreement is terminated by reason of your death, or terminate due to Disability (as defined in the Employment Agreement) prior to the Separation Date, such resignation will be deemed a resignation without Good Reason for all purposes and your sole entitlement will then be the payment of your base salary and any valid claims under the Company’s plan through your date of termination. For purposes of this Agreement, “Good Reason” shall mean the Company’s breach of the compensation and benefits entitlements and/or liability coverage provisions under this Agreement. In the event of a valid termination of your employment either (a.) by you for Good Reason, i.e., you provide written notice to the Company of its breach and Company has failed to cure its breach within 15 days of the written notice or (b.) by the Company without Cause, you shall be entitled to the payment of your base salary through the Separation Date, payment of the 2022 Bonus to the extent not yet paid, accelerated vesting of the Continued Vesting Awards through the Separation Date and any unpaid Separation Benefits, subject to the Company’s receipt of an executed Separation Agreement and Full Release substantially in the form attached hereto as Exhibit A.

7.The Separation Benefits are expressly conditioned on your execution and delivery to Company of the release attached hereto as Exhibit A following the Separation Date.

8.You agree that in executing this Agreement, you do not rely and have not relied on any document, representation, or statement, whether written or oral, other than those specifically set forth in this Agreement.

9.This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, except Section 280G; Parachute Payments of the Employment Agreement, Section 1.(e) of the Employment Agreement, and Section 2 of the Employment Agreement, all of which shall remain in full force and effect and are not superseded by this Agreement. You acknowledge and hereby reaffirm your obligations set forth in the post-employment covenants contained in Section 2 of the Employment Agreement. Nothing in this Agreement or in the referenced attachment shall be construed to limit any disclosure to any government officials or agencies, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

10.This letter agreement will be governed by the laws of the State of New York, without regard to conflicts of laws principles. This letter agreement may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered by electronic image transmission shall be binding to the same extent as an original signature page.

If the foregoing terms are acceptable to you, please indicate your agreement by signing this letter agreement in the space provided below and returning it to the undersigned at your earliest convenience.

Regards,

_/s/ Shannon Shaw__________________
Shannon Shaw
Chief Legal Officer

ACKNOWLEDGED AND AGREED AS OF _December 5, 2022__________________:

_/s/ Umang Dua__________________________
Umang Dua

Exhibit A

SEPARATION AGREEMENT AND FULL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of ______________, 2023, is between Umang Dua (referred to herein as “Employee”) and Angi Inc. (referred to herein as “Employer”) (referred to collectively throughout as “parties”). The parties have agreed that Employee will separate Employee’s employment from Employer, as provided in this Agreement and, in connection with such separation of employment, Employer has agreed to provide Employee with certain benefits to which Employee would not otherwise be entitled absent Employee’s execution of this Agreement. In consideration of the mutual promises contained in this Agreement, Employee and Employer agree as follows:

1.Separation of Employment. The parties have agreed that Employee’s final day of employment with Employer is March 31, 2023 (the “Separation Date”). The parties further agree that, except as otherwise provided in this Agreement, all benefits and privileges of Employee terminate as of the close of business on the Separation Date.

2.Payments. In connection with Employee’s separation from employment and subject to the execution of this Agreement and compliance with the restrictions set forth in Section 9 of the Transition Agreement and Section 5 of this Agreement, Company shall: a) continue to pay Employee’s base salary (less applicable tax withholdings) in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) through December 31, 2023; b) 472,143 RSUs from Employee’s March 1, 2022 award will accelerate as soon as practicable; and c) Employee shall be eligible to elect continuation coverage under the Company’s group health plan for a period of up to twelve (12) months from the Separation Date for Employee and Employee’s eligible dependents at the same coverage level as in effect for Employee and Employee’s eligible dependents immediately prior to the Separation Date. Should Employee elect to enroll in such continuation coverage, the full cost of Employee’s COBRA coverage for Employee and Employee’s eligible dependents shall be paid by the Company on a monthly basis for the lesser of nine months or until Employee becomes eligible for coverage under another employer’s medical plan (the “COBRA Reimbursement,” and collectively with the payment and vesting provisions in clause 2.a and 2.b, “the Severance Payment”). The Severance Payment shall be less required deductions, including deductions for applicable state and federal taxes.

3.Confidential Information, Non-Competition and Non-Solicitation. Employee agrees that as a result of Employee’s employment relationship with Employer, Employee has acquired access to or knowledge of confidential information and/or trade secrets, and that such information has economic value, either actual or potential, because such information is not generally known or readily ascertainable by proper means by others who can obtain economic value from its disclosure or use. Employee therefore understands and agrees that the Confidential Information, Non-Competition, Non-Solicitation and Proprietary Rights provision that Employee signed as part of Employee’s Employment Agreement shall remain in full force and effect following Employee’s termination of employment with Employer. Employee further agrees that as a result of Employee’s employment relationship with Employer, Employee has acquired access to sensitive customer information that is personal, confidential and may be subject to additional protection under contract, or local, state or federal statutes, rules, or regulations. Employee understands and acknowledges Employee’s obligation to keep such information confidential and agrees that Employee will not use or disclose to third parties any such confidential customer information. Employee understands that notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided Employee does so consistent with 18 U.S.C. 1833. This Agreement shall not limit any obligations Employee has under any employee confidentiality agreement, or terms and conditions of employment to which Employee has agreed, or applicable state law.

4.Return of Company Property. Employee acknowledges that prior to the date on which Employee signs this Agreement, Employee has returned all Company property in Employee’s possession, including, but not limited to, any Company credit card (or credit card on which the Company is guarantor), computer, or printer. Employee is entitled to retain his Company laptop computer at no cost, once it has been wiped clean and processed by Company’s information security department. Further, Employee agrees to repay to Employer the amount of any permanent or temporary advances and balance owing on any credit cards of any monies due and owing Employer or for which Employer is a guarantor.

5.Confidentiality and Nondisparagement. An essential and material term of this Agreement shall be that Employee shall keep confidential Employee’s understanding of the nature and existence and terms of this Agreement, negotiations leading to its execution, the fact of its execution, and the conveyance of the consideration to Employee, as well as the fact of and substance of negotiations, discussions, correspondence and other related matters that preceded the execution of this Agreement (collectively “Information”) to the extent permitted by law. Except as expressly allowed under law, Employee agrees that Employee will not, directly or indirectly, in any way publish, reveal, disclose, or communicate to any government agency, person, or entity any of the Information, except Employee’s spouse, or Employee’s legal or tax advisors (who shall agree to be bound to Employee’s non-disclosure obligations before Employee communicates Information to them), without first obtaining the express written consent of Employer. If any Information is sought from Employee pursuant to a valid and binding court order, or if Employee or any representative of Employee is subpoenaed or called as a witness at any deposition or trial in any action, regardless of whether Employee and/or Employer are Parties to said action, in which data, correspondence, communications or other documentation relating to the Information is sought, then Employee shall immediately notify Employer or any successor thereto of the time and place of the proceeding to which Employee or Employee’s representative has been called to testify sufficiently in advance, in which case Employee’s subsequent provision of such testimony shall not be considered a material breach of this Agreement.

Employee agrees that Employee will not disparage Employer and its affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity) or engage in any activities that reasonably could be anticipated to harm their reputation, operations, or relationships with current or prospective customers, suppliers, residents, clients or employees.

6.Full General Release. In consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, for Employee and on behalf of Employee’s heirs, successors, and assigns hereby irrevocably and unconditionally releases, waives and discharges Employer and its parents, subsidiaries or otherwise affiliated corporations, partnerships or business enterprises, and each of their respective past and former officers, partners, members, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns, (collectively “Released Parties”) from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorney’s fees and liabilities of any kind, including claims for age discrimination (collectively “Claims”) that Employee may have or claim to have, in any way relating to or arising out of Employee’s employment with Employer through the date of this Agreement, regardless of whether these Claims are known or unknown. This irrevocable and unconditional release includes, but is not limited to, a release from any such matters or claims which Employee or anyone else could have raised on Employee’s behalf arising out of or pursuant to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. 12101, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; New York Human Rights Law, N.Y. Stat., Executive Law, Art. 15, Vol. 14, §§ 290-301, et seq., Equal Pay Law, N.Y. Stat. Vol. 20, Labor Law, Art. 6, § 194-198-a, New York Persons with Disabilities Law, N.Y. Stat., Art. 4-B, Civil Rights Law, Vol. 5, § 47, et seq., New York Equal Rights Law, N.Y. Stat., Vol. 5, Civil Rights, Art. 4, § 40-c –45, et seq., New York Civil Rights Law, N.Y. Stat., Vol. 5, Civil Rights, Art. 7, § 79-e and 79-I, et seq., New York City Human Rights Law, N.Y.C. Admin. Code § 8, et seq., Section 125 of the N.Y. Workers’ Compensation Law, N.Y. Workers’ Comp. Law § 125, New York Minimum Wage Act, N.Y. Lab. Law § 663, United States Constitution, any and all amendments to said statutes, or any other federal, state or local employment law, any state contract or tort law, including, but not limited to, claims for infliction of emotional distress, wrongful termination, breach of the covenant of good faith and fair dealing, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, defamation of character, claims for attorney’s fees, or claims for any rights to future employment and benefits with Employer. Employee further understands that this release extends to all claims that Employee has or may have, based on any theory, whether developed or undeveloped, arising from or related to Employee’s employment or the separation of Employee’s employment with Employer, or any other fact or matter occurring prior to Employee’s execution of this Agreement. The Release provision of this Agreement does not apply, however, to any vested rights Employee may have under the Employer’s 401(k) Plan. Notwithstanding anything to the contrary set forth in this Section 6, Employee does not release, waive, or discharge the Company from (i) any claims to seek to enforce this Agreement or (ii) any claims for indemnification or contribution with respect to any liability incurred by Employee as an officer of the Company. It is the intent of the parties that this Full General Release shall fully resolve any and all Claims of any nature whatsoever arising out of Employee’s employment with Employer, now or previously existing which Employee may have against the Released Parties, whether presently known or unknown.

7.No Charges Filed By Employee/Subsequent Proceedings Barred. Employee hereby warrants and represents that Employee has not filed or caused to be filed any charge or claim against any Released Party with any administrative agency, court of law, or other tribunal. Employee agrees not to pursue or bring before any federal, state or other governmental authority or court any claim, complaint, or charge against any of the Released Parties relating to any of the matters released hereby, and Employee further agrees that Employee is not entitled to any remedy or relief if Employee were to pursue any such claim, complaint or charge. Nothing in this Agreement is intended to interfere with Employee’s right to participate in the charge filing or investigative process with the Equal Employment Opportunity Commission or similar local, state, or federal agency. However, Employee covenants and agrees that should any administrative proceeding, charge, lawsuit, or action of any type against Employer be filed by Employee or on his behalf, Employee will not accept any monies therefrom. Employee covenants and agrees that if Employee or Employee’s assigns or successors hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to the released Claims or in any manner assert against Employer any of the released Claims, Employee will indemnify and hold harmless Employer, and including and in addition to any other damages caused to Employer thereby, the payment of attorneys’ fees incurred by Employer in defending or otherwise responding to said suit or claim. Employee also agrees to indemnify, hold harmless, and defend Employer against any and all past or future claims made, if any, with respect to the released Claims.

8.Compensation and Benefits. Employee affirms that Employee has been paid and received all wages and other compensation, as defined by either federal or state law, to which Employee has been entitled to receive prior to the date of this Agreement, including but not limited to any and all compensation, reimbursements, bonuses, commissions, overtime, vacation time, paid time off, leave, deferred compensation, or any other form of remuneration to which Employee has been entitled as a result of Employee’s employment with Employer. Except as provided above, Employee has no claim to any compensation or benefits of any kind or any other benefit plan available to employees of Employer by virtue of their employment with Employer.

9.No Admission. This Agreement is not an admission by the Employer that it has taken any improper actions with respect to Employee in violation of any federal, state, or local law or regulation.

10.No Adequate Remedy. Employee agrees that it is impossible to measure in money all of the damages which will accrue to Employer by reason of Employee’s breach of any of Employee’s obligations under this Agreement. Therefore, if Employer shall institute any action or proceeding to enforce the provisions hereof, Employee hereby waives the claim or defense that Employer has an adequate remedy at law, and Employee shall not raise in any such action or proceeding the claim or defense that Employer has an adequate remedy at law.

11.Cooperation of Employee. Employee covenants and agrees to cooperate fully with the Released Parties concerning any business or legal matter about which Employee had knowledge during Employee’s employment with Employer or any Released Party. Employer will reimburse Employee for reasonable expenses associated with travel, meals, lodging, or other out-of-pocket expenses related to or associated with Employee’s cooperation with the Released Parties concerning any business or legal matter about which Employee had knowledge during Employee’s employment with Employer or any Released Party.

12.Report. During Employee’s employment, Employee understood that if Employee was aware of activity within Company that would violate federal and/or state law, that were discriminatory, or may have violated any policy or procedures, Employee had a duty to report such issues. Employee represents that Employee has no knowledge of any existing violations or suspected violations of any state or federal law or any Company policy. In addition, Employee represents that Employee has notified an officer of Company of any violation of Company policies and procedures in which Employee has any reason to suspect may lead to future violations of law. To the extent Company requests further information after Employee’s last day of employment related to this paragraph, Employee agrees to make himself reasonably available with respect to any follow-up inquiries deemed necessary.

13.Waiver of Jury Trial. The Parties desire to avoid the uncertainty of and the additional time and expense related to a jury trial of any disputes arising hereunder. The parties further hereby irrevocably waive the right to a trial by jury on any claim arising out of or in any way related to this Agreement. Employee and Company acknowledge and agree that this waiver of a jury trial is knowingly, freely, and voluntarily given, is desired by both of them, and is in the best interests of Employee and Company.

14.Mandatory Arbitration. In exchange for the mutual promises contained in this Agreement and the Severance Payment, the parties agree that: (a) any dispute arising out of or relating to Employee’s employment by Employer or termination of employment, including but not limited to this Agreement and the Transition Agreement, shall be submitted to and decided by final binding arbitration. Any arbitration shall be governed by the Federal Arbitration Act (FAA) to the exclusion of any state law inconsistent with the FAA. Arbitration shall be administered by a single arbitrator agreed to by the parties in accordance with the American Arbitration Association’s (AAA) Employment Arbitration Rules in effect at the time the arbitration is commenced. By entering into this Agreement, the parties waive all rights to have their disputes covered by this arbitration provision heard or decided by a jury or in a court trial. The arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the parties. Discovery in any arbitration proceeding shall be conducted in according to the AAA’s Employment Arbitration Rules in effect at the time the arbitration is commenced. Any arbitral award determination shall be final and binding upon the parties. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury or court trial.

15.Enforceable Contract; No Assignment; Entire Agreement. This Agreement shall be governed by the laws of the State of New York. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that this Agreement and the Transition Agreement executed by Employee contain the entire agreement between the parties with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except as specifically set forth herein and in the Transition Agreement and this Agreement and the Transition Agreement supersede all prior or contemporaneous discussions, negotiations and agreements, whether written or oral. Employee’s rights to payments or benefits from Employer are specified exclusively and completely in this Agreement. Any modification of or addition to this Agreement must be in writing, signed by an officer of Employer and Employee.

16.ACKNOWLEDGMENT. EMPLOYEE AFFIRMS THAT EMPLOYEE HAS READ THIS AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO EMPLOYEE AND EMPLOYEE HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

EMPLOYEE:	EMPLOYER:
ANGI INC.
a Delaware corporation

By:

Name: Umang Dua	Name:

Address:	Title:

Date: